Exhibit 10.6

THE ELMET GROUP CO.

SUPPLEMENTAL MARKET CAPITALIZATION
CASH BONUS AWARD AGREEMENT

This Supplemental Market Capitalization Cash Bonus Award Agreement (this “Agreement”) is entered into as of September 9, 2026 (the “Effective Date”), by and between The Elmet Group Co., a Delaware corporation, together with its subsidiaries and affiliates, as applicable, the “Company,” and Scott Knoll (“Executive”). References to the “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company (the “Board”).

1. Purpose

The purpose of this Agreement is to document a special, one-time, performance-based cash bonus opportunity for Executive in recognition of Executive’s work developing and supporting strategic opportunities related to the closing of a Department of War investment in the Company in an amount that exceeds Two Hundred and Fifty Million dollars ($250,000,000) (the “Conditions Precedent”).

This Agreement is intended to provide a clear framework for the potential payment of a performance cash bonus if the Department of War makes a direct investment in the company and specified market capitalization milestones are achieved during the Measurement Period described below.

This Agreement is intended to be a special performance-based bonus arrangement for work performed and value created, as measured by the Company’s market capitalization between the Effective Date, and April 23, 2027 (the “Measurement Period”). The Bonus (as defined below) shall only be earned at the end of the Measurement Period. For the avoidance of doubt, if the Conditions Precedent are not met and the Company’s Market Capitalization Targets (as defined below) are not reached during the Measurement Period, no bonus shall be payable.

This Agreement is in addition to the Executive’s eligibility under the Company’s annual incentive plan, equity compensation program, executive severance policies, and any other Company plan or arrangement, except as expressly provided herein.

2. Supplemental Cash Bonus Opportunity

Subject to the terms and conditions of this Agreement, Executive shall be eligible to earn a supplemental cash bonus (the “Bonus”) based on the Highest Average Market Capitalization achieved during the Measurement Period, as set forth below (each of the $1.00 billion, $1.25 billion, and $1.50 billion thresholds below, a “Market Capitalization Target):

Highest Average Market Capitalization During the Measurement Period	Bonus Amount	Cumulative Bonus
Less than $1.00 billion	$0	$0
At least $1.00 billion but less than $1.25 billion	$1,000,000	$1,000,000
At least $1.25 billion but less than $1.50 billion	$1,000,000	$2,000,000
$1.50 billion and above	$1,000,000	$3,000,000

The Bonus shall be determined solely by reference to the band within which the Highest Average Market Capitalization falls. No amount shall be payable if the Highest Average Market Capitalization is less than $1.00 billion, and no interpolation or pro-ration shall apply with respect to any Highest Average Market Capitalization that falls between Market Capitalization Targets. The maximum amount payable under this Agreement shall not exceed $3,000,000.

3. Highest Average Market Capitalization

The “Highest Average Market Capitalization” means the highest average of the daily Market Capitalization (as defined in Section 4) over any period of ten (10) consecutive Trading Days that falls entirely within the Measurement Period.

“Trading Day” means a day on which the principal national exchange on which the Company’s common stock (the “Common Stock”) is listed is open for trading and the Common Stock is actually traded.

4. Market Capitalization Calculation

For purposes of this Agreement, “Market Capitalization” means, for any Trading Day, the product of (i) the Closing Price of the Common Stock on such Trading Day, and (ii) the Total Shares Outstanding as of the close of business on such Trading Day. “Closing Price” means the closing sales price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed, as reported by such exchange or, if not so reported, by such reliable reporting source as the Compensation Committee selects.

“Total Shares Outstanding” shall means, as of any date, the number of shares of Common Stock issued and outstanding as reflected in the records of the Company’s transfer agent (or, if such records are unavailable, the Company’s stock ledger), excluding (i) shares held in the treasury of the Company, and (ii) shares of restricted stock issued under any equity incentive plan of the Company that remain subject to vesting or forfeiture conditions. Shares issuable upon the exercise, conversion, or settlement of options, warrants, restricted stock units, convertible securities or other rights shall not be treated as outstanding until actually issued.

In the event of any stock dividend, stock split, reverse stock split, spin-off, extraordinary cash or in-kind dividend, recapitalization, reorganization or other similar corporate event affecting the Common Stock, or any acquisition or business combination in which the Company issues shares of Common Stock as consideration, the Compensation Committee shall make such equitable adjustments to the Market Capitalization Targets and to the method of calculating Market Capitalization as it determines in good faith to be necessary or appropriate to prevent the enlargement or dilution of the benefits intended to be provided under this Agreement.

The Compensation Committee’s determinations of Market Capitalization, Total Shares Outstanding, the Highest Average Market Capitalization and the satisfaction of the Conditions Precedent shall be made in good faith and shall be final, binding, and conclusive, absent manifest error.

5. Certification of Performance

As soon as reasonably practicable following the end of the Measurement Period, and in any event within sixty (60) days thereafter, the Compensation Committee or the Board shall determine and certify in writing whether the Conditions Precedent have been satisfied, the Highest Average Market Capitalization, and the resulting Bonus, if any.

No Bonus shall be earned or payable unless and until the Board or Compensation Committee certifies the foregoing; provided that the Compensation Committee’s or the Board’s certification shall be ministerial in nature and shall not be withheld or delayed so as to cause the Bonus to be paid after the date specified in Section 7.

6. Board or Compensation Committee Discretion

The Board or the Compensation Committee may, in their sole discretion, reduce (including to zero) the Bonus otherwise payable under Section 2 if it determines that the Executive has engaged in conduct that would constitute Cause or a breach of any obligation described in Section 18.

7. Payment Timing

Any Bonus that becomes payable under this Agreement shall be paid in a single cash lump sum within thirty (30) days following the Board’s or the Compensation Committee’s certification under Section 5 and in all events no later than March 15 of the calendar year immediately following the calendar year in which the last day of the Measurement Period occurs (or, if earlier, the calendar year in which the Bonus otherwise ceases to be subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder (collectively, “Section 409A”)), subject to Section 14.

8. Employment Requirement

Except as otherwise provided in this Agreement, Executive must remain continuously employed by the Company through the end of the Measurement Period to be eligible to receive any Bonus under this Agreement, and Executive shall have no right to any payment under this Agreement if Executive’s employment terminates for any reason before the last day of the Measurement Period, subject to Sections 10 and 11.

Subject to Sections 10, 11, 12, and 18, if Executive remains employed through the last day of the Measurement Period and the Board or the Compensation Committee certifies a Bonus, Executive shall be entitled to receive the certified Bonus at the time provided in Section 7 notwithstanding any termination of Executive’s employment after the last day of the Measurement Period and before the payment date.

9. Voluntary Resignation Before End of Measurement Period

If Executive voluntarily resigns before the end of the Measurement Period, Executive shall forfeit all rights to any payment under this Agreement.

10. Termination Without Cause

If the Executive’s employment is terminated by the Company without Cause before the end of the Measurement Period, the Board or the Compensation Committee may, in their discretion, determine that Executive shall remain eligible to receive all or a pro-rated portion of the Bonus, if any, that would have been earned had Executive remained employed through the last day of the Measurement Period, determined following the end of the Measurement Period on the basis of actual satisfaction of the Conditions Precedent and the actual achievement of Market Capitalization Targets, and paid at the same time provided in Section 7, subject to Executive’s execution and nonrevocation of a full release of claims in favor of the Company (the “Release”).

If Executive’s employment is terminated by the Company without Cause after the end of the Measurement Period but before payment is made, Executive shall remain eligible to receive any earned and certified Bonus under this Agreement, subject to execution and non-revocation of a Release.

Any Bonus payable under this Section 10 shall be paid at the time provided in Section 7, or, if later, within ten (10) days following the date the Release becomes effective, but in no event later than the March 15 deadline specified in Section 7.

11. Death or Disability

If Executive’s employment terminates due to death or Disability (as defined in the Company’s Executive Severance Policy) before the end of the Measurement Period, the Board or Compensation Committee may, in their discretion, determine that Executive (or, in the case of death, Executive’s estate) shall remain eligible to receive all or a pro-rated portion of the Bonus, if any, that would have been earned had Executive remained employed through the last day of the Measurement Period, determined following the end of the Measurement Period on the basis of actual satisfaction of the Conditions Precedent and the actual achievement of Market Capitalization Targets, and paid at the same time provided in Section 7, subject in the case of Disability, to Executive’s execution and nonrevocation of a Release.

If Executive’s employment terminates due to death or Disability after the end of the Measurement Period but before payment is made, Executive, Executive’s estate, or Executive’s designated beneficiary, as applicable, shall remain eligible to receive any earned and certified Bonus under this Agreement.

12. Cause

For purposes of this Agreement, “Cause” shall have the meaning set forth in the Company’s Executive Severance Policy, as in effect from time to time, or, if no such policy applies, as determined by the Board or Compensation Committee in good faith.

If Executive is terminated for Cause before payment of the Bonus is made, Executive shall immediately forfeit all rights to the Bonus, whether or not any Market Capitalization Target has been achieved or certified. If, following any termination of Executive’s employment, the Compensation Committee or the Board determine in good faith that grounds for Cause existed on the date of Executive’s termination, Executive’s termination shall be treated as a termination for Cause for purposes of this Agreement.

13. Change in Control

If a Change in Control is consummated before the end of the Measurement Period, and Executive remains employed by the Company through the date of such consummation, then, notwithstanding Sections 3, 4, 5, and 7: (i) the Measurement Period shall end on the date of the Change in Control, (ii) the Highest Average Market Capitalization shall be deemed to equal the greater of (A) the Highest Average Market Capitalization actually achieved through the Trading Day immediately preceding the Change in Control, and (B) the Transaction Value, (iii) the Compensation Committee or the Board shall determine and certify the resulting Bonus, if any, on or before the date of the Change in Control is consummated, or as soon as practicable thereafter if not determinable by such date, and (iv) the Bonus, if any, shall be paid within thirty (30) days following the consummation of the Change in Control; provided, however, that no Bonus shall be payable unless the Conditions Precedent have also been satisfied prior to the Change in Control.

“Transaction Value” means the product of (i) the price per share of Common Stock paid or payable to the Company’s stockholders in the Change in Control (with any non-cash consideration valued at its fair market value, and any contingent, deferred or escrowed consideration valued as of the Change in Control, in each case as determined by the Compensation Committee or the Board in good faith), and (ii) the Total Shares Outstanding immediately prior to the Change in Control; provided that, in a Change in Control in which no per share consideration is paid to the Company’s stockholders, the Board or the Compensation Committee shall determine the Transaction Value in good faith.

For purposes of this Agreement, “Change in Control” shall mean as defined in the Company’s 2026 Equity Incentive Plan, and the Compensation Committee or the Board shall have the powers given to the “Administrator” thereunder.

14. Tax Withholding

All payments under this Agreement shall be subject to applicable federal, state, local, and other taxes, withholdings, and deductions. The Company shall have the right to withhold from any payment any amounts required to satisfy applicable tax withholding obligations. Executive acknowledges that the Company has made no representation regarding the tax treatment of this Agreement or any payment made under it. The Executive is encouraged to consult the Executive’s own tax advisor.

15. No Tax Gross-Up

The Company shall not provide any tax gross-up, tax reimbursement, or similar payment in connection with this Agreement, including with respect to federal, state, local, excise, employment, Medicare, Social Security, or other taxes.

16. Section 409A Compliance

The payments under this Agreement are intended to qualify as short-term deferrals exempt from Section 409A, and this Agreement shall be interpreted and administered accordingly. The Company may, without Executive’s consent, amend this Agreement or adjust the timing of any payment to the extent the Company reasonably determines necessary to preserve such exemption or otherwise avoid the imposition of taxes or penalties under Section 409A, provided that no such action shall reduce the Bonus otherwise payable.

Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. To the extent any payment under this Agreement is determined to constitute nonqualified deferred compensation subject to Section 409A, (i) such payment shall be made only in a manner and upon an event permitted by Section 409A, (ii) any reference to a termination of employment shall mean a “separation from service” within the meaning of Section 409A, and (iii) if Executive is a “specified employee” within the meaning of Section 409A on the date of his separation from service, any such payment that is payable on account of the separation from service shall instead be paid on the first business day of the seventh month following the separation from service, or if earlier, upon Executive’s death.

The Company makes no representation that this Agreement complies with or is exempt from Section 409A, and in no event shall the Company or any of its directors, officers, employees, or advisors be liable for any tax, interest, or penalty imposed on Executive under Section 409A.

17. No Funding

This Agreement is unfunded and unsecured, and no trust, escrow, insurance contract, or other funding vehicle is created by this Agreement. Any amount payable under this Agreement shall be paid from the Company’s general assets, and Executive shall have no rights under this Agreement other than as a general unsecured creditor of the Company.

18. Restrictive Covenants and Continuing Obligations

Executive’s eligibility to receive or retain any payment under this Agreement is conditioned on Executive’s continued compliance with all confidentiality, non-solicitation, non-competition, invention assignment, cooperation, return of property, insider trading, code of conduct, and other obligations owed to the Company. If Executive materially breaches any such obligation, the Company may cancel any unpaid amount under this Agreement and may seek repayment of any amount previously paid, to the fullest extent permitted by applicable law.

19. Company Policies

Executive remains subject to all applicable Company policies, including policies related to insider trading, confidentiality, claw back, conflicts of interest, ethics, securities law compliance, and public company governance.

20. No Right to Continued Employment

This Agreement does not create a contract of employment or guarantee employment for any period of time. Executive’s employment with the Company remains at will, meaning that either Executive or the Company may terminate the employment relationship at any time, with or without cause and with or without notice, subject to applicable law and any written agreement or policy that applies.

21. No Assignment

The Executive may not assign, transfer, pledge, or otherwise encumber any right under this Agreement. Any attempted assignment shall be void. The Company may assign this Agreement to any successor or affiliate, including in connection with a merger, consolidation, sale of assets, reorganization, or other corporate transaction.

22. Amendment or Termination

This Agreement may be amended or terminated only by written action approved by the Board or Compensation Committee and signed by the Company and Executive, except that the Company may amend this Agreement without Executive’s consent to the extent reasonably necessary to comply with applicable law, securities rules, tax requirements, Section 409A, accounting requirements, or stock exchange requirements.

23. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to conflict of law principles.

24. Entire Agreement

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject hereof.

This Agreement does not replace or supersede the Executive’s compensation side letter, executive severance policy participation, executive change in control severance policy participation, equity award agreements, restrictive covenant agreements, or other written Company plans or agreements, except to the extent expressly stated herein.

25. Required Approvals

This Agreement and any payment under it are subject to approval by the Board of Directors or the Compensation Committee, as applicable. No payment shall be made unless and until the Company confirms that all required approvals have been obtained.

26. Counterparts and Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one agreement. Electronic signatures shall have the same force and effect as original signatures.

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
Peter V. Anania
Chairman and Chief Executive Officer
Date:	9/10/2026

EXECUTIVE

Scott Knoll

Signature:	/s/ Scott Knoll
Date:	9/9/2026

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